Exhibit 99.1

CONTACT:	Investor Relations
Roxane Barry, Director of Investor Relations
(972) 580-4391

ZALE ANNOUNCES SIGNIFICANT IMPROVEMENTS TO CAPITAL STRUCTURE; EXPECTED ANNUAL SAVINGS OF $17 MILLION

Achieves Significant Milestone in Goal to Return to Profitability

●	Secured new $665 million credit facility
●	Prepaid $60.5 million of Senior Secured Term Loan; amended and extended remaining $80 million

DALLAS--(BUSINESS WIRE)--July 24, 2012--Zale Corporation (NYSE: ZLC) today announced that it has secured a new $665 million credit facility, which includes an amended and extended $650 million Revolving Credit Facility and a new $15 million First-In, Last-Out (FILO) Credit Facility. The company also announced that it utilized increased availability from these facilities to fund a prepayment of $60.5 million on its Senior Secured Term Loan. In addition, Zale amended and extended its Senior Secured Term Loan with Golden Gate Capital for the remaining $80 million.

Overview of the Amended and Extended Revolving Credit Facility

●	Facility size of $650 million
●	Matures in five years, an increase of about three years from the prior agreement
●	Priced at LIBOR plus 175 to 225 basis points based on the company’s average availability, an improvement of 175 basis points from the prior agreement
●	Enhanced borrowing capacity by increasing the inventory collateral base by 2.5 percent to 90 percent

Overview of New FILO Credit Facility

●	Facility size of $15 million
●	Matures in five years
●	Priced at LIBOR plus 350 to 400 basis points based on the company’s average availability
●	Further enhanced borrowing capacity by increasing inventory collateral base up to an additional 2.5 percent

Overview of Amended and Extended Senior Secured Term Loan

●	Utilized increased availability from the $665 million credit facility to fund a prepayment of $60.5 million on the term loan
●	Amended and extended the Senior Secured Term Loan agreement for remaining $80 million
●	Matures in five years, an increase of about two years from prior agreement
●	Fixed interest of 11 percent per annum, payable quarterly in cash, a reduction from 15 percent per annum in the prior agreement
●	Eliminated store contribution covenants and improved minimum liquidity requirement yielding approximately $50 million of additional availability
●	Non-callable in year one, optional redemption with call premium of 4 percent in year two, 3 percent in year three and 2 percent in year four

The new $665 million credit facility was led by Bank of America, administrative agent, and Wells Fargo Bank and J.P. Morgan Securities, co-syndication agents. Peter J. Solomon Company acted as financial advisor for the company.

At current interest rates, these transactions reduce the company’s overall average borrowing cost from about eight percent to about four percent, resulting in projected annual pretax savings in the fiscal year commencing August 1, 2012 of approximately $17 million. As a result of the financing transactions, overall available liquidity has improved and is expected to stand at approximately $140 million on July 31, 2012. Zale incurred costs of approximately $13 million related to the financing transactions, of which approximately $5 million will be expensed in the fourth fiscal quarter of 2012, with the remaining costs to be amortized over the five year life of the agreements.

“The benefits gained from the debt refinancing are a result of the significant operating improvements that the company has achieved over the past two years”, commented Theo Killion, Chief Executive Officer. “Going forward, our aggregate borrowing cost will be substantially lower, which will accelerate the company’s return to profitability.”

Conference Call Scheduled for July 25
Zale management will host a conference call tomorrow, Wednesday, July 25, 2012, at 8:30 a.m. ET to discuss details on the improvements to its capital structure. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode: 12278983. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site for approximately 30 days. In addition, an audio replay of the call will be available for approximately two days by dialing 855-859-2056 (within the United States) or 404-537-3406 (for international callers), passcode: 12278983. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation
Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,790 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expenses, margins and profitability. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2012. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

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